Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use within this Amendment No. 2 to the Registration Statement on Form S-11 of Trade Street Residential, Inc. of our report dated April 3, 2013 relating to the statement of revenues and certain expenses of Woodfield Creekstone Apartment Homes for the period from August 1, 2012 (inception of operations) through December 31, 2012. We also consent to the reference to our firm under the heading “Experts” in such Amendment No. 2 to the Registration Statement.

/s/ Mallah Furman

Miami, Florida

December 20, 2013